Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

— Submitted Responses to Day 120 List of Questions in MAA Process for Pirfenidone —

BRISBANE, Calif., October 28, 2010 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2010. InterMune also highlighted its recent clinical development, regulatory and business activities, and provided updated forward-looking financial guidance for 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Earlier this month we announced the sale of our rights to danoprevir to Roche for $175 million, a very significant non-dilutive cash infusion that provides the financial strength and flexibility to independently pursue the registration and commercialization of pirfenidone. Our Marketing Authorization Application (MAA) for pirfenidone is proceeding on schedule and on October 15 we submitted our responses to the CHMP’s Day 120 List of Questions. We continue to anticipate a decision on the pirfenidone MAA from the European authorities in the first half of 2011. Regarding our U.S. registration strategy for pirfenidone, we plan to provide an update next quarter.”

Recent Clinical Development, Business Highlights and Upcoming Milestones

Pirfenidone:

•

InterMune reported today that on October 15, the company submitted its responses to the Day 120 List of Questions from the Committee for Medicinal Products for Human Use (CHMP). InterMune currently anticipates a decision on the pirfenidone MAA from the European authorities in the first half of 2011.

Danoprevir:

•

Danoprevir (also known as RG7227 and ITMN-191) is a protease inhibitor for the treatment of patients chronically infected with the hepatitis C virus (HCV). On October 6, 2010, the company announced that it had sold worldwide development and commercialization rights to danoprevir to Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. for $175 million in cash. In connection with this transaction, the collaboration agreement that InterMune and Roche entered into in October 2006 has been terminated. As a result of this transaction, InterMune will make no further investment in danoprevir and, including net proceeds from the transaction, the company currently expects to have a cash balance of approximately $290 million at the end of 2010.

•	InterMune and Roche are actively exploring ways to continue their collaboration in HCV by working together on the HCV research programs of InterMune.

Third Quarter and First Nine Months 2010 Financial Results (Unaudited)

InterMune reported total revenue in the third quarter of 2010 of $5.7 million, compared with $27.3 million in the third quarter of 2009. Third quarter 2009 revenue included a $20.0 million milestone payment from Roche associated with initiation of a Phase 2b clinical trial of danoprevir in patients chronically infected with HCV. Total revenue for the first nine months of 2010 was $17.6 million, compared with $42.1 million in the first nine months of 2009. Total revenue in both the three- and nine-month periods of 2010 reflect lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the third quarter of 2010 were $15.6 million compared with $20.6 million in the third quarter of 2009, a decrease of 24 percent. R&D expenses were $50.8 million for the nine months ended September 30, 2010, compared with $68.0 million in 2009, a decrease of 25 percent. Lower R&D expenses in both periods reflect completion of the CAPACITY clinical trials in early 2009 and the timing of clinical studies of danoprevir in patients chronically infected with HCV.

General and administrative (G&A) expenses were $10.9 million in the third quarter of 2010, compared with $9.9 million in the same period a year earlier, an increase of 10 percent. G&A expenses were $38.7 million in the first nine months of 2010, an increase of 44 percent from $26.9 million in 2009. The higher G&A expenses are primarily attributed to costs related to preparation for the potential U.S. commercialization of pirfenidone in 2010, which did not occur.

The net loss for the third quarter of 2010 was $24.3 million, or $0.44 per share, compared with a net loss of $8.8 million, or $0.19 per share, in the third quarter of 2009. Net loss for the first nine months of 2010 was $83.7 million, or $1.55 per share, compared with a net loss of $87.4 million, or $2.00 per share, in the comparable period of 2009.

As of September 30, 2010, InterMune had cash, cash equivalents and available-for-sale securities of approximately $133.5 million, which does not include net proceeds of $175.0 million from the company’s sale to Roche of worldwide development and commercialization rights for danoprevir, announced on October 6, 2010.

Guidance for 2010 Expenses

The company today provided updated financial guidance from that initially provided on July 27, 2010, for operating expenses in 2010.

Operating Expenses

•	R&D expense: anticipated to be between $65 and $70 million, compared to the company’s previous guidance of between $80 and $90 million.

•	G&A expense: anticipated to be between $45 and $50 million, compared to the company’s previous guidance of between $40 and $50 million.

Revenue: InterMune is not providing full-year 2010 revenue guidance for the company at this time as the final determination has not yet been made regarding the accounting treatment for the transaction in which InterMune sold worldwide development and commercialization rights for danoprevir to Roche on October 6, 2010.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its results for the third quarter and first nine months of 2010, and its forward-looking guidance for 2010. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 20132776. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 20132776. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY). A Marketing Authorization Application (MAA) for pirfenidone is under review by the European Medicines Agency (EMA). The hepatology portfolio includes next-generation HCV protease inhibitor and NS5A research programs. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to projected cash balances and the likelihood of regulatory success for the use of pirfenidone for the treatment of IPF. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy and safety results the company has submitted in support of its New Drug Application (NDA) and MAA filings. Furthermore, while the Pulmonary-Allergy Drugs Advisory Committee (PADAC) voted 9 to 3 to recommend that the U.S. Food and Drug Administration (FDA) approve pirfenidone to reduce decline in lung function in patients with IPF, this result was not binding on the FDA and the FDA subsequently issued a Complete Response letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. While we intend to continue to work diligently with the FDA to determine a regulatory path forward with respect to pirfenidone in the United States, we do not know whether the FDA will ultimately grant InterMune approval for the use of pirfenidone for the treatment of IPF, irrespective of whether InterMune conducts an additional clinical trial as requested by the FDA in the Complete Response letter.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues; (iv) risks related to achieving positive clinical trial results for the company’s product candidates; (v) risks related to timely patient enrollment and retention in clinical trials involving the company’s product candidates; (vi) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the FDA or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (vii) the results as reported by Shionogi concerning their Phase 3 trial of pirfenidone for the treatment of IPF may differ from those published or presented in a peer-reviewed forum; and (viii) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenue, net
Actimmune	$4,836	$6,493	$15,174	$19,635
Collaboration revenue	818	20,818	2,454	22,454

Total revenue, net	5,654	27,311	17,628	42,089

Costs and expenses:
Cost of goods sold	1,291	1,019	5,099	5,737
Research and development	15,623	20,608	50,824	67,965
General and administrative	10,884	9,916	38,747	26,911
Acquired research and development milestones	—	1,750	—	15,250
Restructuring charges	110	55	1,371	795

Total costs and expenses	27,908	33,348	96,041	116,658

Loss from operations	(22,254)	(6,037)	(78,413)	(74,569)

Interest income	99	331	409	1,498
Interest expense	(2,100)	(2,714)	(6,279)	(7,934)
Loss on extinguishment of debt, net	—	(724)	—	(10,264)
Other income (expense)	(29)	396	576	6,043

Loss from operations before income taxes	(24,284)	(8,748)	(83,707)	(85,226)
Income tax expense	—	23	—	2,217

Net loss	$(24,284)	$(8,771)	$(83,707)	$(87,443)

Net loss per share	$(0.44)	$(0.19)	$(1.55)	$(2.00)

Shares used in computing basic and diluted net loss per share	54,933	45,431	53,918	43,810

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2010	December 31, 2009
Cash, cash equivalents and available-for-sale securities	$133,460	$99,604
Other assets	10,459	15,123

Total assets	$143,919	$114,727

Total other liabilities	$25,985	$26,093
Liability under government settlement	—	9,193
Deferred collaboration revenue	57,262	59,717
Convertible senior notes	128,324	125,524
Stockholders’ deficit	(67,652)	(105,800)

Total liabilities and stockholders’ deficit	$143,919	$114,727

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